UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2015
WAVE SYSTEMS CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	0-24752	13-3477246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
480 Pleasant Street, Lee, Massachusetts 01238
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (413) 243-1600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On July 28, 2015, Wave Systems Corp. (the "Company") announced that its Board of Directors (the "Board") and Senior Management have initiated a global restructuring of the Company’s business in conjunction with a review of the Company's options for raising capital and pursuing customer transactions and other strategic alternatives.

The Company's restructuring involves immediate steps to reduce the Company’s global workforce by approximately 60% from 133 full time employees and contractors to a core team of approximately 54 employees spread across all functional areas. This core team was specifically selected to maintain critical competencies in all strategic technical, sales and administrative functions. The staffing reductions will include a combination of terminations and furloughs, which will provide some flexibility to recall employees if circumstances require. The Company is also exploring potential financing alternatives to bolster its working capital position.

The Company will focus its resources to support its core products, Wave Virtual Smart Card, Wave Self-Encrypting Drive Management and Wave Data Protection Suite software solutions, its key customers and prospects for these solutions, along with a select group of strategically important OEM partnerships.

In the face of difficulties in completing large enterprise sales engagements for the Company's hardware-rooted security solutions, Senior Management and the Board determined that the Company could no longer avoid deep staffing cuts which are estimated to reduce quarterly operating expenses by 50% to approximately $3.5 million per quarter from approximately $7.0 million.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit No.	Description

Exhibit 99.1	Press Release, dated July 28, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE SYSTEMS CORP.

By:    /s/ Walter A. Shephard
Walter A. Shephard
Chief Financial Officer

Dated: July 29, 2015

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release, dated July 28, 2015.